UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2014 (October 16, 2014)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2014, NewLink Genetics Corporation (“NewLink”) and Genentech, Inc., a member of the Roche Group, (“Genentech”) entered in to an exclusive, worldwide license agreement (the “Collaboration Agreement”) for the development and commercialization of NLG919, NewLink's clinical stage IDO pathway inhibitor, and a research collaboration for the discovery of next generation IDO/TDO inhibitors to be developed and commercialized under the Collaboration Agreement.
Under the terms of the Collaboration Agreement, NewLink will receive an upfront payment of $150 million. NewLink will be eligible to receive in excess of $1 billion in milestone payments based on achievement of certain development, regulatory and sales milestones. In addition, NewLink will receive escalating double-digit percentage royalties on Genentech’s sales of NLG919 and other products resulting from the collaboration. The rates of such royalties will vary based on the stage of the compound at the signing of the Collaboration Agreement, regulatory exclusivity, intellectual property status, and other considerations.

Genentech will be responsible for and will fund future research, development, manufacturing and commercialization of NLG919 and next generation IDO/TDO compounds. Genentech will also provide funding to NewLink to support its participation in the research collaboration. NewLink has the right to continue to pursue development activities associated with the combination of NLG919 with NewLink’s novel HyperAcute vaccine platform.

In addition, NewLink has retained the option under the Collaboration Agreement to co-promote NLG919 and next generation IDO/TDO products with Genentech in the United States, subject to certain conditions, if and when such products are approved for sale.

Under the Collaboration Agreement, NewLink granted to Genentech an exclusive, sublicensable, royalty-bearing license under certain of NewLink’s patents and know-how relating to IDO/TDO, and NewLink has agreed to work exclusively with Genentech with respect to IDO/TDO compounds for a specified number of years.

Unless earlier terminated, the Collaboration Agreement will continue in effect for as long as Genentech has payment obligations to NewLink. Each party may terminate the Collaboration Agreement for the other party’s uncured material breach of the Collaboration Agreement or the other party’s bankruptcy or insolvency. After the end of the research collaboration, Genentech may terminate the Collaboration Agreement for convenience upon 180 days written notice.

The effectiveness of the Collaboration Agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

NewLink retains all rights to Indoximod, including the ability to develop, commercialize, license and divest Indoximod in its discretion.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which NewLink intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2014.

A copy of the press release issued by NewLink announcing the entry into the Collaboration Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1
Press Release, dated October 20, 2014, entitled "NewLink Genetics Announces Exclusive Worldwide Licensing Agreement for Development of NLG919, an IDO Inhibitor in Phase 1, and Research Collaboration for the Discovery of Next Generation IDO/TDO Inhibitors"

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    October 20, 2014

NewLink Genetics Corporation

By:	/s/ John B. Henneman, III
John B. Henneman, III
Its:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1
Press Release, dated October 20, 2014, entitled "NewLink Genetics Announces Exclusive Worldwide Licensing Agreement for Development of NLG919, an IDO Inhibitor in Phase 1, and Research Collaboration for the Discovery of Next Generation IDO/TDO Inhibitors"